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                                                                                                    EXHIBIT 12

    Computations of Ratios of Earnings to Fixed Charges
    (Dollar Amounts in Thousands)
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                                                                   Year Ended December 31
                                                      ________________________________________________________

                                                       1994        1993        1992        1991        1990
                                                       ____        ____        ____        ____        ____
    1. Excluding interest credited to
        policyholder account balances:

        Income before taxes on income (1)             $146,997    $151,571    $104,337    $111,019    $103,470

        Fixed charges:
         Interest expense                               35,627      32,392      33,805      39,209      43,092
         One-third of all rent expense                   4,365       4,497       4,123       4,016       3,753
         Total fixed charges (A)                        39,992      36,889      37,928      43,225      46,845

        Total income before taxes on income
         and fixed charges (B)                         186,989     188,460     142,265     154,244     150,315

        Ratio of earnings to fixed charges (B)/(A)        4.68        5.11        3.75        3.57        3.21

    2. Including interest credited to
        policyholder account balances

        Income before taxes on income (1)             $146,997    $151,571    $104,337    $111,019    $103,470

        Fixed charges:
         Interest credited to policyholder
           account balances                            194,036     183,737     173,538     137,580     104,724
         Interest expense                               35,627      32,392      33,805      39,209      43,092
         One-third of all rent expense                   4,365       4,497       4,123       4,016       3,753
         Total fixed charges (A)                       234,028     220,626     211,466     180,805     151,569

        Total income before taxes on income
         and fixed charges (B)                         381,025     372,197     315,803     291,824     255,039

        Ratio of earnings to fixed charges (B)/(A)        1.63        1.69        1.49        1.61        1.68



      (1) Before cumulative effect of accounting change relating to non-pension postretirement benefits recorded in first quarter of 1992.
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